Exhibit 1.01

MARVELL TECHNOLOGY GROUP LTD.

CONFLICT MINERALS REPORT

(For the reporting period January 1, 2017 to December 31, 2017)

INTRODUCTION

This Conflict Minerals Report (the “Report”) for Marvell Technology Group Ltd. (“Company,” “Marvell,” “we,” “us,” “our”) is provided in accordance with Rule 13p-1 under the Securities Exchange Act of 1934 (the “Rule”) for the reporting period from January 1, 2017 to December 31, 2017. The Report is being filed as Exhibit 1.01 to our specialized disclosure report on Form SD and is also posted on our website at www.marvell.com under the heading “Company” – “Investor Relations” – “Governance” – “Social Responsibility.” Information contained on or accessible through our website is not a part of this Report.

The Rule imposes certain reporting obligations on Securities and Exchange Commission (“SEC”) registrants who manufacture products containing the minerals and metals referred to in the Rule as “Conflict Minerals.” The Democratic Republic of the Congo (“DRC”) and its adjoining countries have reserves of Conflict Minerals, some of which are illegally sourced and traded by armed groups who are responsible for significant human rights violations. “Armed groups” mean an armed group that is identified as a perpetrator of serious human rights abuses in the annual Country Reports on Human Rights Practices under sections 116(d) and 502B(b) of the Foreign Assistance Act of 1961 relating to the DRC or an adjoining country. The purpose of the Rule is to encourage companies whose products contain Conflict Minerals to endeavor to source from suppliers who do not directly or indirectly support such armed groups through their purchasing decisions. The Democratic Republic of the Congo and its adjoining countries – Angola, Burundi, Central African Republic, the Republic of the Congo, Rwanda, South Sudan, Tanzania, Uganda, and Zambia – are sometimes referred to in this Report as the “Covered Countries.”

We are subject to the Rule because our products contain Conflict Minerals that are necessary to the functionality or production of such products (“Necessary Conflict Minerals”). Accordingly, we are required under the Rule to conduct a reasonable country of origin inquiry (“RCOI”) designed to determine in good-faith whether any of the Necessary Conflict Minerals either originated in the Covered Countries or came from recycled or scrap materials. We do not directly source Conflict Minerals from mines, smelters or refiners.

Supply Chain and Products

Our products typically contain many parts and components obtained from a global network of direct suppliers with multiple, lower tiers of suppliers between us and the ultimate sources of the raw materials used in the manufacturing of our products. Raw materials purchased by our direct and indirect suppliers contain Conflict Minerals obtained from smelters and refiners that, in turn, source those minerals from traders and mines in various countries.

We rely on our direct suppliers to provide information with respect to the origin and source and chain of custody of the Necessary Conflict Minerals contained in parts, components and materials supplied to us. In all cases, the information relating to the Necessary Conflict Minerals contained in our products comes from multiple, lower tier suppliers and from information (i) available to us through our membership with the Responsible Minerals Initiative (“RMI”) (formerly the Conflict-Free Sourcing Initiative), (ii) provided by our customers and (iii) obtained by means of our own research.

We do not own or operate foundries or manufacturing facilities, but outsource the manufacturing, packaging and testing of our products to third-party foundries and subcontractors located primarily in Asia. We are a fabless provider of high-performance, application-specific standard semiconductor products. Our core strength is developing complex system-on-a-chip devices, leveraging our technology portfolio of intellectual property in the areas of analog, mixed-signal, digital-signal processing and embedded and standalone integrated circuits. We also develop integrated hardware platforms along with software that incorporates digital computing technologies designed and configured to provide an optimized computing solution. Our current product offerings are primarily in three broad end markets: storage, networking and connectivity.

Storage Products. Marvell develops data storage products, with applications spanning consumer, client, data center and enterprise markets. Products include controllers for hard disk drives (“HDDs”) and solid-state drives (“SSDs”) that store and retrieve data with greater speed and reliability while consuming a reduced amount of energy. These products are incorporated into HDDs and SSDs for many different applications, including desktop and laptop personal computers, servers, game consoles, and similar devices.

Networking Products. Marvell develops networking products that serve end-users in cloud, enterprise, small and medium business, and service provider networks. Products include (i) physical layer transceivers that are used in a wide range of products, including switch systems, printers, game consoles, automobiles and other systems that require Ethernet connectivity; (ii) Ethernet switch integrated circuits to provide switching and packet processing; and (iii) embedded ARM-based processors.

Connectivity Products. Marvell develops wireless connectivity products that serve consumer, enterprise, desktop, service provider, and automotive markets. Products include client and access point chips that enable wireless communication using WiFi and Bluetooth standards.

Products Covered by this Report. For purposes of this Report, “products” refers to the products in the product categories listed above with respect to which manufacturing was completed during calendar year 2017, and “suppliers” refers to our direct product suppliers.

REASONABLE COUNTRY OF ORIGIN INQUIRY AND DUE DILIGENCE

To comply with the Rule, we conducted a reasonable country of origin inquiry and due diligence on the source and chain of custody of the Necessary Conflict Minerals to determine whether they originated in a Covered Country and financed or benefited armed groups in any of these countries.

Reasonable Country of Origin Inquiry

Marvell conducted a reasonable county of origin inquiry (“RCOI”) to determine whether the Necessary Conflict Minerals in our products originated in one of the Covered Countries or are from recycled or scrap sources.

Because we do not purchase conflict minerals directly from any smelter or refiner, we rely on our direct suppliers to provide us with accurate information about the origin of the minerals in the products and components they supply to us. Our direct suppliers provide us with this information by completing a Conflict Minerals Reporting Template (“CMRT”). In addition to the information provided on the CMRT, we rely on (i) information from industry sources such as the RBA and the RMI, (ii) information provided by our customers, and (iii) information obtained by means of our own research.

Based on the findings of our RCOI, we have reason to believe that some of the Necessary Conflict Minerals present in our products may have originated in the Covered Countries. We are therefore required by the Rule to file with the SEC a Form SD and a Conflict Minerals Report as an exhibit thereto.

Due Diligence Design

On the basis of the information obtained as a result of our RCOI, we conducted a broader due diligence investigation regarding the source and chain of custody of the Necessary Conflict Minerals. There is significant overlap between our RCOI and due diligence processes, and the due diligence measures that we put in place are an extension of the CMRT-based RCOI process. These due diligence measures have been designed to conform, in all material respects, with the framework specified in the Organization for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High Risk Areas, Third Edition, including the related supplements on gold, tin, tantalum and tungsten (the “OECD Guidance”), specifically as the OECD Guidance pertains to downstream purchasers in the minerals supply chain. The OECD Guidance specifies a five-step framework for risk-based due diligence for responsible supply chains of minerals sourced from conflict-affected and high-risk areas.

Due Diligence Performed

Step 1: Establish Strong Company Management Systems.

•	Marvell maintains a Policy Statement on Conflict Minerals (the “Policy Statement”), which provides that Marvell does not support the use of Conflict Minerals that are mined, transported or traded to fund human rights violations, social unrest, political repression or conflict or the use of metal derived from such Conflict Minerals. The Policy Statement is posted on our website at www.marvell.com under the heading “Company” – “Investor Relations” – “Governance” – “Social Responsibility.”

•	Marvell maintains a Supplier Code of Conduct that, among other things, requires our suppliers to comply with the Policy Statement, as well as with the Marvell Code of Business Conduct and Ethics and the RBA Code of Conduct. The Supplier Code of Conduct is posted on our website at www.marvell.com under the heading “Company” – “Investor Relations” – “Governance” – “Social Responsibility.”

•	Marvell has a Conflict Minerals Working Group (“Working Group”) that is comprised of subject matter experts from the Company’s Quality Systems, Operations and Legal teams. The Working Group manages Marvell’s reasonable country of origin inquiry, and conducts due diligence on the source and chain of custody of Marvell’s Necessary Conflict Minerals.

•	We use a multi-layered approach to convey our supplier responsibility expectations to our direct suppliers. Our direct suppliers have been provided with our Policy Statement, Supplier Code of Conduct and product and manufacturing specifications (the “Specifications”), and any new suppliers are similarly provided such documents as part of the Quality Systems group’s supplier onboarding process. Marvell’s Specifications contain provisions requiring that suppliers (i) comply with the Policy Statement and the Supplier Code of Conduct and (ii) cooperate with Marvell in providing the information required by the CMRT. Further, the Specifications stipulate the consequences of breaching such provisions.

•	We maintain a data retention policy to retain material Conflict Minerals-related records electronically for a period of at least five (5) years from the date of creation.

•	Marvell maintains a confidential Concern Line, administered by an independent, third-party service provider, that is available to employees and the general public 24 hours per day, seven days per week. The Concern Line accepts anonymous reports and may be used to report illegal or unethical conduct. Information about the Concern Line is included in our Supplier Code of Conduct, and posted on our website at www.marvell.com under the heading “Sustainability” – “Ethics.”

Step 2: Identify and Assess Risk in the Supply Chain.

•	We received completed CMRTs from 100% of our direct suppliers during our twice yearly CMRT inquiry and used our suppliers’ completed CMRTs to identify smelters and refiners and determine the mine and country of origin of the minerals processed by such smelters and refiners.

•  We are a member of the Responsible Business Alliance and the RMI, a leading industry program that helps members manage risk by improving Conflict Minerals supply chain transparency. As a member of the RMI, Marvell has access to RMI’s reasonable country of origin data that aids us in determining the mine or location of origin of the Conflict Minerals in our supply chain.

•	We cross-check information received from our suppliers against data made available by these industry organizations, against additional information obtained from our customers and by means of our own research to determine whether such facilities are conformant with the assessment protocols of the RMI’s Responsible Minerals Assurance Process (the “RMAP”) (formerly the Conflict-Free Smelter Program). The RMAP conducts independent third-party audits of a smelter and refiner’s management systems and sourcing practices to validate conformance with RMAP protocols and current global standards (the “Third-Party Audit Program”). The Third-Party Audit Program employs a risk-based approach to validate smelters’ and refiners’ company level management processes for responsible mineral procurement (“RMAP conformant”). When necessary, we engage with smelters and refiners that we identify as at risk of not obtaining a “conflict-free” designation from a Third-Party Audit Program and encourage such smelters and refiners to become RMAP conformant.

Step 3: Design and Implement a Strategy to Respond to Identified Risks.

•	We have developed procedures for sending CMRTs to our suppliers twice a year, and we review their responses, consolidate the information in a central database and follow up with suppliers to address any incomplete or inconsistent responses.

•	As needed, we survey our suppliers to gain further insights into their Conflict Minerals due diligence programs and processes, reviewing responses, assessing risk and following up with suppliers to address any inconsistencies, insufficient responses or insufficient documentation.

•	As needed, we encourage our suppliers to conduct investigations of any smelters or refiners that we identify as at risk of not obtaining a “conflict-free” designation from a Third-Party Audit Program or that we identify as inoperative and work with our suppliers to mitigate such risk and, where unsuccessful, to transition their processing to RMAP conformant smelters or refiners.

•	We have shared with our suppliers our expectations regarding sourcing from “conflict-free” designated smelters and refiners by means of our Policy Statement, Supplier Code of Conduct and the Specifications.

•	When necessary, we directly encourage the smelters and refiners from which our suppliers source Conflict Minerals to maintain their “conflict-free” designation, to complete action items required to obtain a “conflict-free” designation or to participate in a Third-Party Audit Program.

•	If, on the basis of issues that are identified as a result of either (i) the supplier data acquisition or engagement processes or (ii) the receipt of information from other sources, Marvell determines that there is a reasonable risk that a supplier is sourcing Conflict Minerals that are directly or indirectly financing or benefiting armed groups, Marvell will apply the Policy Statement and the Supplier Code of Conduct and the other policies incorporated therein by means of a series of escalations.

•	Such escalations shall be determined at the discretion of the Conflict Minerals Working Group, and may range from prompt engagement with the supplier to resolve the sourcing issue, to requiring such supplier to implement a risk management plan (which may involve, as appropriate, remedial action up to and including disengagement from upstream suppliers), to disengagement by Marvell from the applicable supplier.

Step 4: Carry Out Independent Third-Party Audit of Supply Chain Due Diligence.

Given that we do not source the Necessary Conflict Minerals directly from smelters and refiners, we rely on independent third parties, including the RMI, to coordinate and conduct third-party audits of these facilities. We rely on the published results of these third-party audits to validate the responsible sourcing practices of the smelters and refiners in our supply chain.

Step 5: Report on Supply Chain Due Diligence.

As required by the Rule, we have filed a Form SD and a Conflict Minerals Report as an exhibit thereto for the 2017 calendar year reporting period. The Form SD and Conflict Minerals Report are also available on our website at www.marvell.com under the heading “Company” – “Investor Relations” – “Governance” – “Social Responsibility.”

Conflict Minerals Processing Facilities

Based on the information provided by our direct suppliers, and otherwise obtained through the due diligence process described above, we have provided information regarding the processing facilities from which we source the Necessary Conflict Minerals contained in our products in Appendix A to this Report. Because some of our direct suppliers provided supply chain information on a company level rather than on a product level, this list may include facilities that did not actually process the Necessary Conflict Minerals contained in our products.

Country of Origin of Conflict Minerals

Based on information provided by our direct suppliers, or otherwise obtained through the due diligence process described above, some of the Necessary Conflict Minerals may have originated from mines located in the Covered Countries; however, as of the end of the 2017 reporting year, all of the smelters and refiners providing the Necessary Conflict Minerals originating from such mines were RMAP conformant.

Efforts to Determine Mine or Location of Origin

As described above, the primary focus of our due diligence on the source and chain of custody of the Necessary Conflict Minerals in our supply chain was on the collection and assessment of (i) data provided by our direct suppliers on the CMRT, (ii) data provided by the RMI, (iii) data provided by our customers and (iv) data obtained by means of our own research.

Despite our findings as of the end of the 2017 reporting year that all of the smelters and refiners providing the Necessary Conflict Minerals originating from such mines were RMAP conformant, during the 2017 reporting year, we received CMRT data indicating that there were certain smelters and refiners in our supply chain that were not RMAP conformant. Therefore, we are unable to conclusively determine the country of origin of all our products.

Independent Private Sector Audit

Marvell has not voluntarily elected to describe any of its products as “DRC conflict free,” and for this reason, an independent private sector audit of this Report has not been conducted.

Steps to Mitigate Risk

The Company intends to take the following steps, among others, to further mitigate the risk that the Necessary Conflict Minerals benefit armed groups in the Covered Countries:

•	We will continue to monitor our direct suppliers’ Conflict Minerals sourcing practices to ensure that direct suppliers remain in compliance with our Policy Statement and Supplier Code of Conduct.

•	We will continue to engage with our direct suppliers, and, when necessary, the smelters and refiners from which our suppliers source Conflict Minerals, to obtain updated information regarding our supply chain, including RMI “known smelters” listed on the RMI’s Smelter Reference List and the location of the mines from which the Conflict Minerals originate.

•	We will continue to engage with our direct suppliers to encourage their smelters and refiners to obtain a “conflict free” designation from a Third-Party Audit Program.

•	We will continue to, when necessary, directly encourage the smelters and refiners from which our suppliers source the Necessary Conflict Minerals to obtain a “conflict free” designation from a Third-Party Audit Program.

•	We will advise any of our direct suppliers found to be sourcing from smelters or refiners that we identify as high-risk to establish an alternative source for the Necessary Conflict Minerals.

•	We will continue to engage in the RBA, the RMI and other industry initiatives promoting “conflict-free” supply chains.

*    *    *    *

FORWARD LOOKING STATEMENTS

Statements relating to due diligence improvements and certain other statements herein are forward-looking in nature and are based on Marvell’s management’s current expectations or beliefs. These forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors that may be outside of Marvell’s control and that could cause actual events to differ materially from those expressed or implied by the statements made herein.

DOCUMENTS INCORPORATED BY REFERENCE

Unless otherwise stated herein, any documents, third-party materials or references to websites (including Marvell’s) are not incorporated by reference in, or considered to be a part of, this CMR, unless expressly incorporated by reference herein.

Appendix A

Conflict Minerals Processing Facilities Status as of March 16, 2018

As of the end of the 2017 reporting year, our direct suppliers identified 241 smelters and refiners as potential sources of the Necessary Conflict Minerals used in our products, and each of such smelters and refiners is in conformance with the assessment protocols of the RMAP or another Third-Party Audit Program.

However, as noted above, despite our findings as of the end of the 2017 reporting year, during the 2017 reporting year, we received CMRT data indicating that there were certain smelters and refiners in our supply chain that were not RMAP conformant. The non-conformance was attributed to smelters or refiners being inoperative, smelters or refiners not completing a third-party audit, or other causes. We are therefore unable to ascertain the country of origin of all Necessary Conflict Minerals, and for this reason, Marvell has not voluntarily elected to describe any of its products as “DRC conflict free.”

Table 1 contains the name of and mineral processed by each smelter and refiner reported to be in our supply chain as of the end of the 2017 reporting year. All smelters and refiners listed are RMAP conformant. These smelters and refiners successfully passed a Third-Party Audit Program, validating that its management systems and sourcing practices meet the requirements of the relevant RMAP standard noted above and current global standards.

Our suppliers do not source from, and the tables below do not include, processing facilities that have not been identified as “known” smelters by the RMI.

Table 1

Smelter and Refiner Conformance Status

CONFLICT MINERAL	SMELTER OR REFINER NAME

Gold	Advanced Chemical Company

Gold	Aida Chemical Industries Co., Ltd.

Gold	Allgemeine Gold-und Silberscheideanstalt A.G.

Gold	Almalyk Mining and Metallurgical Complex (AMMC)

Gold	AngloGold Ashanti Corrego do Sitio Mineracao

Gold	Argor-Heraeus S.A.

Gold	Asahi Pretec Corp.

Gold	Asaka Riken Co., Ltd.

Gold	Aurubis AG

Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)

Gold	Boliden AB

Gold	C. Hafner GmbH + Co. KG

Gold	CCR Refinery - Glencore Canada Corporation

Gold	Chimet S.p.A.

Gold	Daejin Indus Co., Ltd.

Gold	DSC (Do Sung Corporation)

Gold	DODUCO Contacts and Refining GmbH

Gold	Dowa

Gold	Eco-System Recycling Co., Ltd.

Gold	OJSC Novosibirsk Refinery

Gold	Heimerle + Meule GmbH

Gold	Heraeus Metals Hong Kong Ltd.

Gold	Heraeus Precious Metals GmbH & Co. KG

Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.

Gold	Ishifuku Metal Industry Co., Ltd.

Gold	Istanbul Gold Refinery

Gold	Japan Mint

Gold	Jiangxi Copper Co., Ltd.

Gold	Asahi Refining USA Inc.

Gold	Asahi Refining Canada Ltd.

Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant

Gold	JSC Uralelectromed

Gold	JX Nippon Mining & Metals Co., Ltd.

Gold	Kazzinc

Gold	Kennecott Utah Copper LLC

Gold	Kojima Chemicals Co., Ltd.

Gold	Kyrgyzaltyn JSC

Gold	LS-NIKKO Copper Inc.

Gold	Materion

Gold	Matsuda Sangyo Co., Ltd.

Gold	Metalor Technologies (Suzhou) Ltd.

Gold	Metalor Technologies (Hong Kong) Ltd.

Gold	Metalor Technologies (Singapore) Pte., Ltd.

Gold	Metalor Technologies S.A.

Gold	Metalor USA Refining Corporation

Gold	Metalurgica Met-Mex Penoles S.A. De C.V.

Gold	Mitsubishi Materials Corporation

Gold	Mitsui Mining and Smelting Co., Ltd.

Gold	Moscow Special Alloys Processing Plant

Gold	Nadir Metal Rafineri San. Ve Tic. A.S.

Gold	Nihon Material Co., Ltd.

Gold	Ohura Precious Metal Industry Co., Ltd.

Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastsvetmet)

Gold	PAMP S.A.

Gold	Prioksky Plant of Non-Ferrous Metals

Gold	PT Aneka Tambang (Persero) Tbk

Gold	PX Precinox S.A.

Gold	Rand Refinery (Pty) Ltd.

Gold	Royal Canadian Mint

Gold	Samduck Precious Metals

Gold	Schone Edelmetaal B.V.

Gold	SEMPSA Joyeria Plateria S.A.

Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.

Gold	Sichuan Tianze Precious Metals Co., Ltd.

Gold	SOE Shyolkovsky Factory of Secondary Precious Metals

Gold	Solar Applied Materials Technology Corp.

Gold	Sumitomo Metal Mining Co., Ltd.

Gold	Tanaka Kikinzoku Kogyo K.K.

Gold	The Refinery of Shandong Gold Mining Co., Ltd.

Gold	Tokuriki Honten Co., Ltd.

Gold	Torecom

Gold	Umicore Brasil Ltda.

Gold	Umicore S.A. Business Unit Precious Metals Refining

Gold	United Precious Metal Refining, Inc.

Gold	Valcambi S.A.

Gold	Western Australian Mint (T/a The Perth Mint)

Gold	Yamakin Co., Ltd.

Gold	Yokohama Metal Co., Ltd.

Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation

Gold	Gold Refinery of Zijin Mining Group Co., Ltd.

Gold	Umicore Precious Metals Thailand

Gold	Geib Refining Corporation

Gold	MMTC-PAMP India Pvt., Ltd.

Gold	Republic Metals Corporation

Gold	Singway Technology Co., Ltd.

Gold	Al Etihad Gold LLC

Gold	Emirates Gold DMCC

Gold	T.C.A S.p.A

Gold	Korea Zinc Co., Ltd.

Gold	SAAMP

Gold	SAXONIA Edelmetalle GmbH

Gold	WIELAND Edelmetalle GmbH

Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH

Gold	AU Traders and Refiners

Tantalum	Changsha South Tantalum Niobium Co., Ltd.

Tantalum	Conghua Tantalum and Niobium Smeltry

Tantalum	Exotech Inc.

Tantalum	F&X Electro-Materials Ltd.

Tantalum	Guangdong Zhiyuan New Material Co., Ltd.

Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.

Tantalum	Jiujiang Nonferrous Metals Smelting Company Limited

Tantalum	LSM Brasil S.A.

Tantalum	Metallurgical Products India Pvt., Ltd.

Tantalum	Mineracao Taboca S.A.

Tantalum	Mitsui Mining & Smelting

Tantalum	NPM Silmet AS

Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.

Tantalum	QuantumClean

Tantalum	RFH Tantalum Smeltery Co., Ltd./Yanling Jincheng Tantalum & Niobium Co., Ltd.

Tantalum	Solikamsk Magnesium Works OAO

Tantalum	Taki Chemical Co., Ltd.

Tantalum	Telex Metals

Tantalum	Ulba Metallurgical Plant JSC

Tantalum	Yichun Jin Yang Rare Metal Co., Ltd.

Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.

Tantalum	D Block Metals, LLC

Tantalum	FIR Metals & Resource Ltd.

Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.

Tantalum	XinXing HaoRong Electronic Material Co., Ltd.

Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.

Tantalum	KEMET Blue Metals

Tantalum	H.C. Starck Co., Ltd.

Tantalum	H.C. Starck Tantalum and Niobium GmbH

Tantalum	H.C. Starck Hermsdorf GmbH

Tantalum	H.C. Starck Inc.

Tantalum	H.C. Starck Ltd.

Tantalum	H.C. Starck Smelting GmbH & Co. KG

Tantalum	Global Advanced Metals Boyertown

Tantalum	Global Advanced Metals Aizu

Tantalum	KEMET Blue Powder

Tantalum	Resind Industria e Comercio Ltda.

Tantalum	Jiangxi Tuohong New Raw Material

Tantalum	Power Resources Ltd.

Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.

Tin	Jiangxi Ketai Advanced Material Co., Ltd.

Tin	Alpha

Tin	CV Gita Pesona

Tin	PT Aries Kencana Sejahtera

Tin	CV Serumpun Sebalai

Tin	CV United Smelting

Tin	Dowa

Tin	EM Vinto

Tin	Fenix Metals

Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.

Tin	Huichang Jinshunda Tin Co., Ltd.

Tin	Gejiu Kai Meng Industry and Trade LLC

Tin	China Tin Group Co., Ltd.

Tin	Malaysia Smelting Corporation (MSC)

Tin	Metallic Resources, Inc.

Tin	Mineracao Taboca S.A.

Tin	Minsur

Tin	Mitsubishi Materials Corporation

Tin	Nankang Nanshan Tin Manufactory Co., Ltd.

Tin	O.M. Manufacturing (Thailand) Co., Ltd.

Tin	Operaciones Metalurgical S.A.

Tin	PT Artha Cipta Langgeng

Tin	PT Babel Inti Perkasa

Tin	PT Bangka Tin Industry

Tin	PT Belitung Industri Sejahtera

Tin	PT Bukit Timah

Tin	PT DS Jaya Abadi

Tin	PT Eunindo Usaha Mandiri

Tin	PT Karimun Mining

Tin	PT Mitra Stania Prima

Tin	PT Panca Mega Persada

Tin	PT Prima Timah Utama

Tin	PT Refined Bangka Tin

Tin	PT Sariwiguna Binasentosa

Tin	PT Stanindo Inti Perkasa

Tin	PT Sumber Jaya Indah

Tin	PT Timah (Persero) Tbk Kundur

Tin	PT Timah (Persero) Tbk Mentok

Tin	PT Tinindo Inter Nusa

Tin	PT Tommy Utama

Tin	Rui Da Hung

Tin	Soft Metais Ltda.

Tin	Thaisarco

Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.

Tin	White Solder Metalurgia e Mineracao Ltda.

Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.

Tin	Yunnan Tin Company Limited

Tin	CV Venus Inti Perkasa

Tin	Magnu’s Minerais Metais e Ligas Ltda.

Tin	Melt Metais e Ligas S.A.

Tin	PT ATD Makmur Mandiri Jaya

Tin	O.M. Manufacturing Philippines, Inc.

Tin	PT Inti Stania Prima

Tin	CV Ayi Jaya

Tin	CV Dua Sekawan

Tin	CV Tiga Sekawan

Tin	Resind Industria e Comercio Ltda.

Tin	Metallo Belgium N.V.

Tin	Metallo Spain S.L.U.

Tin	PT Bangka Prima Tin

Tin	PT Sukses Inti Makmur

Tin	PT Kijang Jaya Mandiri

Tin	PT Menara Cipta Mulia

Tin	Gejiu Fengming Metallurgy Chemical Plant

Tin	Guanyang Guida Nonferrous Metal Smelting Plant

Tin	Gejiu Jinye Mineral Company

Tin	PT Lautan Harmonis Sejahtera

Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.

Tungsten	A.L.M.T. TUNGSTEN Corp.

Tungsten	Kennametal Huntsville

Tungsten	Guangdong Xianglu Tungsten Co., Ltd.

Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.

Tungsten	Fujian Jinxin Tungsten Co., Ltd.

Tungsten	Global Tungsten & Powders Corp.

Tungsten	Hunan Chenzhou Mining Co., Ltd.

Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.

Tungsten	Japan New Metals Co., Ltd.

Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.

Tungsten	Kennametal Fallon

Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.

Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd.

Tungsten	Wolfram Bergbau und Hutten AG

Tungsten	Xiamen Tungsten Co., Ltd.

Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.

Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.

Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.

Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.

Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.

Tungsten	Malipo Haiyu Tungsten Co., Ltd.

Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.

Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.

Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.

Tungsten	Asia Tungsten Products Vietnam Ltd.

Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.

Tungsten	Jiangxi Xiushui Xianggan Nonferrous Metals Co., Ltd.

Tungsten	H.C. Starck Tungsten GmbH

Tungsten	H.C. Starck Smelting GmbH & Co. KG

Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC

Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.

Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji

Tungsten	Niagara Refining LLC

Tungsten	Hydrometallurg, JSC

Tungsten	Unecha Refractory metals plant

Tungsten	South-East Nonferrous Metal Company Limited of Hengyang City

Tungsten	Philippine Chuangxin Industrial Co., Inc.

Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.

Tungsten	Woltech Korea Co., Ltd.

The smelters and refiners in the list above that report country of origin information to the RMI reported that the Conflict Minerals processed by these facilities originated from the following countries:

Australia, Austria, Benin, Bolivia (Plurinational State of), Brazil, Burkina Faso, Burundi, Cambodia, Canada, Chile, China, Colombia, Democratic Republic of Congo, Ecuador, Eritrea, Ethiopia, France, Ghana, Guatemala, Guinea, Guyana, Honduras, India, Indonesia, Japan, Laos, Madagascar, Malaysia, Mali, Mexico, Mongolia, Mozambique, Myanmar, Namibia, Nicaragua, Nigeria, Panama, Peru, Portugal, Russia, Rwanda, Senegal, Sierra Leone, South Africa, Spain, Thailand, Togo, Uganda, United States of America, Uzbekistan, Vietnam, Zimbabwe